REFERENCE 23.1

            SARNA & COMPANY CERTIFIED PUBLIC ACCOUNTANTS - CONSENT


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                       (Letterhead of Sarna & Company)







                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our audit report dated April 12,1999, on the financial statements of Nova Pharmaceutical, Inc. ("the Company") for the period ended December 31, 1998 in the Company's Form 10-SB registration statement to be filed with the United States Securities Exchange Commission. We also consent to the application of such report to the financial information in the Form 10-SB, when such financial information is read in conjunction with the financial statements referred to in our report.


/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Villiage, California
June 25, 1999




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